Exhibit 10.39

FIRST AMENDMENT TO THE EXPONENT, INC. 401(k) SAVINGS PLAN
(AS AMENDED AND RESTATED JANUARY 1, 2010)

WHEREAS, Exponent, Inc. (the “Company”) adopted an amended and restated 401(k) Savings Plan effective January 1, 2010 (the "Plan"); and

WHEREAS, the Company wishes to amend the Plan to clarify that amounts paid by the Company to employees and former employees in settlement of legal disputes with the Company are excluded from the definition of “Compensation” under the Plan, irrespective of whether such amounts are characterized in the settlement as amounts that would otherwise constitute “Compensation” under the terms of the Plan; and

WHEREAS, the Company retains the right to amend the Plan under Section 11.1(a) thereof; and

WHEREAS, pursuant to Section 11.1(b) of the Plan, the Company has delegated to the Plan’s administrative committee the authority to adopt amendments that are designed to bring the Plan into compliance with applicable law, designed to ensure the continued tax-qualified status of the Plan or do not have a significant financial impact on the Company;

NOW, THEREFORE, effective as of July 1, 2011, Section 2.10 of the Plan is hereby amended to read as follows:

“2.10           Compensation.  “Compensation” subject to paragraphs (a) through (c) below, means all of an Employee’s base salary or wages, including Excellence Awards, overtime, vacation pay, holiday pay, severance paid in lieu of notice, and accrued vacation pay paid as a result of termination of employment.  Compensation shall also include any amount which is contributed by the Employer pursuant to a salary deferral agreement and which is not includable in the gross income of the Employee under Code Section 125, 402(e)(3), 402(h) or 403(b).  Compensation includes amounts that are excluded from the Employee’s taxable income by reason of Code Section 132(f)(4) relating to qualified transit benefits.   Compensation shall exclude bonuses and reimbursements for moving and relocation expenses and all other forms of remuneration not specifically named herein.

(a)           Compensation shall include only that compensation which is actually paid or made available to the Employee during the Plan Year.

(b)           Compensation shall not include any amounts paid by the Company to an Employee or former Employee in connection with the settlement of a legal dispute with the Company, even if such amounts are characterized in the settlement agreement or similar document as amounts that would otherwise constitute “Compensation” under this Section 2.10.

(c)           The annual Compensation of each Employee that is taken into account under the Plan for any Plan Year shall not exceed Two Hundred Thousand Dollars ($200,000), as adjusted for cost-of-living increases in accordance with Code Section 401(a)(17)(B).

(d)           The determination of the amount of Compensation shall be made by the Participating Employer (or its designee) by which the Employee is employed, in accordance with the records of the Participating Employer, and shall be conclusive.

Effective January 1, 2009, Compensation shall include differential wage payments within the meaning of Code Section 414(u)(12)(D) that are paid to an Employee by an Employer.”

IN WITNESS WHEREOF, the Company has caused this First Amendment to the Plan to be executed by its duly authorized officer.

Dated: July 26, 2011	EXPONENT, INC.

	By:	/s/ Gregory P. Klein
Title: Vice President, Human Resources